FERRELLGAS PARTNERS ANNOUNCES EXTENSION OF UPSIZED ACCOUNTS RECEIVABLE SECURITIZATION FACILITY

Overland Park, KS., May 14, 2018 (GLOBE NEWSWIRE) – Ferrellgas, L.P., the operating partnership of Ferrellgas Partners, L.P. (NYSE:FGP) (“Ferrellgas”) announced today an agreement with a purchaser group led by Wells Fargo Bank, N.A., and including Fifth Third Bank, N.A. and PNC Bank, N. A., which extends the operating partnership’s accounts receivable securitization facility.

In addition to extending the facility’s maturity date by three years, other key amendments include the upsizing of the facility from a maximum capacity of $225 million to $250 million at a discount rate of LIBOR plus 200 basis points. It also now includes provisions for the issuance of letters of credit with a $50 million sublimit. The facility continues to have provisions where maximum purchase levels are reduced during periods of the year when working capital requirements are lower to efficiently reduce unused capacity fees.

“Our accounts receivable securitization facility is an important complement to our new five-year $575 million secured credit facility that we announced one week ago” said James E. Ferrell, Interim Chief Executive Officer and President of Ferrellgas. “It provides us with a low cost of capital as well as increased availability when our working capital needs peak during the colder months of the year.” Ferrell added, “It is a positive sign as to the direction our company by closing two major working capital facilities in such a short period of time. We are now even better positioned for the future with substantial liquidity to fund our operations and capitalize on the growth opportunities we are seeing in our business.”

Bracewell, LLP served as legal advisor to Ferrellgas. Barnes & Thornburg LLP served as legal advisor to the lending group.

About Ferrellgas
Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico, and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 28, 2017. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements
Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2017, the Form 10-Q of these entities for the fiscal quarter ended January 31, 2018 and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts
Jim Saladin, Media Relations – jimsaladin@ferrellgas.com, 913-661-1833

Bill Ruisinger, Investor Relations – billruisinger@ferrellgas.com, 816-792-7914